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Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-186979
Dated February 24, 2015

Eli Lilly and Company
Pricing Term Sheet
1.250% Notes due 2018
2.750% Notes due 2025
3.700% Notes due 2045

Issuer:	Eli Lilly and Company

Principal Amount:	$600,000,000	$800,000,000	$800,000,000

Maturity Date:	March 1, 2018	June 1, 2025	March 1, 2045

Coupon:	1.250% per year	2.750% per year	3.700% per year

Public Offering Price:	99.912% of principal amount	99.807% of principal amount	99.515% of principal amount

Yield to Maturity:	1.280%	2.772%	3.727%

Benchmark Treasury:	1.000% due February 15, 2018	2.000% due February 15, 2025	3.000% due November 15, 2044

Spread to Benchmark Treasury:	T+32 bps	T+80 bps	T+115 bps

Benchmark Treasury Price / Yield:	100-03 3/4 / 0.960%	100-08 / 1.972%	108-24 / 2.577%

Interest Payment Dates:	March 1 and September 1, commencing September 1, 2015	June 1 and December 1, commencing June 1, 2015 (short first coupon)	March 1 and September 1, commencing September 1, 2015

Redemption Provisions:
Make-whole call:	Make whole plus 5 bps	Prior to March 1, 2025, make whole plus 15 bps (calculated to the par call date)	Prior to September 1, 2044, make whole plus 20 bps (calculated to the par call date)
Par call:	Not applicable	On or after March 1, 2025, at 100%	On or after September 1, 2044, at 100%

CUSIP / ISIN:	532457 BK3 / US532457BK39	532457 BH0 / US532457BH00	532457 BJ6 / US532457BJ65

Trade Date:	February 24, 2015

Settlement Date:	March 5, 2015 (T+7)

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Deutsche Bank Securities Inc., Goldman, Sachs & Co., Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, UBS Securities LLC and Drexel Hamilton, LLC
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at (800) 503-4611, Goldman, Sachs & Co. toll-free at (866) 471-2526, Morgan Stanley & Co. LLC toll-free at (866) 718-1649 and Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322.

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